FORTEM RESOURCES INC. ANNOUNCES
INVESTOR RELATIONS AGREEMENT WITH PARADOX PUBLIC RELATIONS INC.

March 14, 2019 – Fortem Resources Inc. (TSXV: FTM; OTCQB: FTMR) (the “Company” or “Fortem”) announces that it has retained Paradox Public Relations Inc. (“Paradox”) to provide investor relations services to the Company.

The agreement with Paradox is for an indefinite term. Paradox will be paid a sum of CDN$5,000 plus applicable taxes for the first two months of the agreement and a monthly fee of CDN$500 plus applicable taxes thereafter. The Company will also grant Paradox stock options to acquire 300,000 common shares of the Company at an exercise price of CDN$3.05 per share exercisable for a period of twenty-four months.  The stock options vest quarterly over a period of 12 months. The agreement with Paradox and the consideration payable thereunder are subject to approval by the TSX Venture Exchange.

About Fortem Resources

Fortem is an oil and gas corporation, which holds properties in Alberta and Utah.  The Company is engaged in the exploration, development and production of crude oil and natural gas in the Western Canadian Sedimentary Basin and Utah in the United States.  The Company is seeking North American and International expansion through an acquisition strategy.

For further information about Fortem, please visit the company website at www.fortemresources.com or email info@fortemresources.com.

On behalf of the Board of Directors,

FORTEM RESOURCES INC.

“Michael Caetano”

Michael Caetano
Chief Operating Officer
Tel: (403) 241-8912

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.